Exhibit 10.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Third Amendment”) is made as of the 29th day of June, 2024 by and between HOOD PARK LLC, a Massachusetts limited liability company with an address of 6 Kimball Lane, Lynnfield, Massachusetts 01940 (“Landlord”) and ADVENT TECHNOLOGIES, INC., a Delaware corporation with an address of 500 Rutherford Avenue, Suite 102, Boston, Massachusetts 02129 (“Tenant”).

WITNESSETH

A. Landlord and Tenant are parties to a certain Lease dated as of March 5, 2021 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of June ___, 2022 (the “First Amendment”) and the certain Second Amendment to Lease dated as of April 4, 2024 (the “Second Amendment”; the Original Lease, the First Amendment and the Second Amendment, together, the “Lease”) whereby Landlord leases to Tenant certain premises consisting of approximately 21,401 rentable square feet on the first (1st) floor (the “Demised Premises”) of the building commonly known as 500 Rutherford Avenue, Charlestown, Massachusetts (the “Building”).

B. The Lease Term is scheduled to expire on January 31, 2031 (the “Expiration Date”), however, Landlord and Tenant wish to accelerate the expiration of the Lease to occur on June 30, 2024 (the “New Expiration Date”).

C. Tenant currently owes Landlord an amount equal to $737,921.99 (the “Tenant’s Total Payment Obligation”) consisting of (i) $642,874.40 representing the Deferred Rent Amount set forth in the Second Amendment, plus an additional $13.04 in Fixed Rent, (ii) $10,756.84 with respect to the annual reconciliation of Operating Expenses and Taxes for calendar year 2023, (iii) $82,824.61 with respect to utilities through the period ending June 26, 2024, and (iv) $1,453.10 in late fees for prior late payments.

D. Landlord and Tenant wish make certain amendments and modifications to the terms and provisions of the Lease consistent with the foregoing. The Lease, as modified by this Third Amendment, is hereinafter referred to as the “Lease.”

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Definitions. Each capitalized term used in this Third Amendment shall have the same meaning as is ascribed to such capitalized term in the Lease, unless otherwise provided for herein.

2. Term. Landlord and Tenant hereby acknowledge and agree that the expiration of Term of the Lease is hereby accelerated to occur on the New Expiration Date and, effective as of the New Expiration Date, the Term of the Lease shall be deemed to have expired and the Lease shall be deemed to have terminated in all respects.

3. Surrender of Demised Premises. Tenant hereby agrees that on or prior to the New Expiration Date, it shall surrender the Demised Premises to Landlord in its current “as is” condition, however, Tenant shall remove all of its personal property, furniture, trade fixtures and equipment except such items which the Replacement Tenant (as defined below) has agreed to allow to remain on the Demised Premises.

4. Draw on Letter of Credit. To pay the Tenant’s Total Payment Obligation and to compensate Landlord for all costs, expenses and damages which Landlord may incur in connection with the acceleration of the expiration of the Term of the Lease, as contemplated by this Third Amendment, and in full satisfaction of any and all other amounts that may be owed or may become owed by Tenant to Landlord under the Lease, Tenant hereby authorized Landlord to draw upon the Letter of Credit presently held by Landlord in its entire amount and Tenant hereby agrees to provide any assistance reasonably required by Landlord to accomplish such draw. Notwithstanding any term or condition of this Third Amendment to the contrary, Landlord shall have the right to rescind its execution of this Third Amendment by written notice thereof to Tenant if, despite good faith and commercially reasonable efforts, Landlord is unable to successfully draw upon the Letter of Credit, in which event, this Third Amendment shall be void, the Lease shall remain in full force and effect as if this Third Amendment was never executed, and Tenant shall pay all amounts owed to Landlord under the Lease, including without limitation the Tenant’s Total Payment Obligation and all obligations which have accrued or may accrue from and after the original New Expiration Date.

5. Condition Precedent. Landlord and Tenant hereby acknowledge and agree that this Third Amendment, and the early termination/expiration of the Lease contemplated hereby, are subject to the conditions that (a) Landlord enters into a written lease agreement with Ionomr Innovations, Inc., a Delaware corporation (the “Replacement Tenant”) in form and substance acceptable to Landlord in its sole and absolute discretion (the “Replacement Lease”), and (b) Landlord’s mortgagee consents to the termination/expiration of the Lease contemplated by this Third Amendment (the “Mortgagee Consent”). Landlord shall use commercially reasonable efforts to enter into such Replacement Lease and to obtain the Mortgagee Consent within a reasonable time following the date of this Third Amendment. However, in the event Landlord has not entered into the Replacement Lease or obtained the Mortgagee Consent by the New Expiration Date, the New Expiration Date shall be automatically extended to the later of (i) the date Landlord has entered into the Replacement Lease, and (ii) the date Landlord has obtained the Mortgagee Consent. In the event Landlord has not entered into the Replacement Lease and obtained the Mortgagee Consent by August 31, 2024 (the “Condition Precedent Deadline”), either party shall have right to rescind its execution of this Third Amendment by written notice thereof to the other at any time following such Condition Precedent Deadline but before the date Landlord enters into the Replacement Lease and obtains the Mortgagee Consent, and upon exercise of such right, this Third Amendment shall be void, the Lease shall remain in full force and effect as if this Third Amendment was never executed, and Tenant shall pay all amounts owed to Landlord under the Lease, including without limitation the Tenant’s Total Payment Obligation and all obligations which have accrued or may accrue from and after the original New Expiration Date.

6. Counterparts. This Third Amendment may be executed in two (2) or more counterparts, each of which shall be an original but such counterparts together shall constitute one and the same instrument notwithstanding that both Landlord and Tenant are not signatories to the same counterpart.

7. Ratification. Except as amended by this Third Amendment, all other terms, conditions, covenants and provisions as appear in the Lease are hereby ratified and confirmed and shall remain unchanged.

8. Successors and Assigns. This Third Amendment shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors and permitted assigns.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Third Amendment is executed as of the day and year aforesaid.

LANDLORD

HOOD PARK LLC,
a Massachusetts limited liability company

By:	Catamount Management Corporation Its Manager

By:	/s/ Christopher P. Kaneb
Christopher P. Kaneb, Vice President

TENANT

ADVENT TECHNOLOGIES INC.,
a Delaware corporation

By:	/s/ James F. Coffey
Name:	James F. Coffey
Title:	General Counsel

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